LEGG MASON SPECIAL INVESTMENT TRUST, INC.

                              ARTICLES OF AMENDMENT

         Legg Mason Special Investment Trust, Inc., a Maryland Corporation, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: On August 9, 2001, the Board of Directors of Legg Mason Special Investment Trust, Inc. ("Board"), a Maryland Corporation ("Corporation") organized on October 31, 1985, under authority contained in the Corporation's charter, has:

         (1) increased the aggregate number of shares of capital stock that the Corporation has authority to issue from two hundred fifty million (250,000,000) to three hundred fifty million (350,000,000) shares; and

         (2) designated 100,000,000 newly-created shares of capital stock that the Corporation is authorized to issue as shares of "Legg Mason Special Investment Trust, Primary Class", such shares to have all of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of Primary Class shares of the Corporation, as set forth in Section 6 of the charter of the Corporation (the "Charter") or in any other provisions of the Charter generally relating to stock of the Corporation.

         The par value of shares of capital stock of the Corporation remains one tenth of one cent ($0.001) per share. Immediately before the increase in the aggregate number of authorized shares and the classifications and designations described herein, the aggregate par value of all the authorized shares was two hundred fifty thousand (250,000) dollars; as increased, the aggregate par value of all of the shares is three hundred fifty thousand (350,000) dollars.

         SECOND: Immediately before filing these Articles of Amendment, the Corporation had authority to issue two hundred fifty million (250,000,000) shares of Common Stock, $0.001 par value per share, having an aggregate par value of two hundred fifty thousand (250,000) dollars. These shares were classified as follows:

Designation                     Number of Shares
-----------                     ----------------
Legg Mason Special Investment   100,000,000 Primary Class Shares
Trust                           50,000,000 Institutional Class Shares
                                100,000,000 Financial Intermediary Class Shares

         THIRD: Immediately after filing these Articles of Amendment, the Corporation shall have authority to issue three hundred fifty million (350,000,000) shares of Common Stock, $0.001 par value per share, having an aggregate par value of three hundred fifty thousand (350,000) dollars. These shares are classified as follows:

Designation                     Number of Shares
-----------                     ----------------
Legg Mason Special Investment   200,000,000 Primary Class Shares
Trust                           50,000,000 Institutional Class Shares
                                100,000,000 Financial Intermediary Class Shares

         FOURTH: The foregoing amendment was approved by a majority of the entire Board of Directors of the Corporation and is limited to changes expressly permitted by Sections 2-105(c) and 2-605(a)(2) of the Maryland General Corporate Law to be made without action by the stockholders or matters reserved by the Corporation's charter to the Board of Directors.

         FIFTH: These Articles of Amendment do not change the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption for any classes of capital stock of the Corporation.

         SIXTH: The Corporation is registered as an open-end company under the Investment Company Act of 1940.

         SEVENTH: The undersigned Vice President and Secretary of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Vice President and Secretary acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its Vice President and Secretary and attested to by its Assistant Secretary on September 24, 2001.

ATTEST:                                LEGG MASON SPECIAL INVESTMENT
                                       TRUST, INC.


/s/ Kevin Ehrlich                      By: /s/ Marc R. Duffy
------------------------                   ----------------------------
Kevin Ehrlich                              Marc R. Duffy
Assistant Secretary                        Vice President and Secretary


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